Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Nate Wallace	Sheila Blackwell
301-255-5059	301-255-5486
nate@manu.com	sblackwell@manu.com

Manugistics Stockholders Approve
Acquisition by JDA Software Group, Inc.

ROCKVILLE, Md. — June 28, 2006 — Manugistics Group, Inc. (NASDAQ: MANU), a leading global provider of synchronized supply chain and revenue management solutions, today announced  that Manugistics’ stockholders approved the adoption of the merger agreement for the acquisition of the Company by JDA Software Group, Inc. (NASDAQ: JDAS). At the Special Meeting of Stockholders held today at Manugistics’ corporate headquarters, approximately 62% of the Company’s outstanding common stock held by stockholders of record entitled to vote at the meeting approved the adoption of the merger agreement. The transaction is expected to close on July 5, 2006.

On April 24, 2006, Manugistics and JDA Software entered into a definitive merger agreement, pursuant to which JDA Software agreed to acquire Manugistics in a cash transaction. Under the terms of the agreement, upon consummation of the merger, Manugistics’ stockholders will receive $2.50 for each outstanding share of Manugistics common stock that they own.

About Manugistics Group, Inc.
Manugistics powers the synchronized supply chain. Clients depend on Manugistics to position them one step ahead of demand. With Manugistics’ unparalleled supply chain and revenue management solutions, clients achieve improved forecast and inventory accuracy and leverage industry leading pricing and yield management solutions to maximize profits while ensuring optimum supply for constantly changing demand. Its clients include industry leaders such as Boeing, Canadian Tire, Cingular, Circuit City, Coca-Cola Bottling, Coty International, DHL, Diageo, DSG International plc, DuPont, Eurostar Group Ltd., Georgia-Pacific, Great North Eastern Railway (GNER), Harley-Davidson, Harrah’s Entertainment, H.J. Heinz, Limited Brands, Kraft Foods, Marriott, McCormick, Nestle, RadioShack, The Scotts Company, Sears Holdings Corp., Sinotrans, Unilever and Wickes Building Supplies. For more information, visit our website at www.manugistics.com.

Safe Harbor For Forward-Looking Statements

Statements herein contain forward-looking statements regarding the proposed transaction between JDA Software Group, Inc. (“JDA”) and Manugistics Group, Inc. (“Manugistics”), the

expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about JDA’s or Manugistics’ managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the ability of JDA to successfully integrate Manugistics’ operations and employees; and the other factors described in Manugistics’ Annual Report on Form 10-K as filed with the SEC on May 15, 2006. Manugistics disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.